CMA Multi-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 09/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the six months ended September 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

8/01/2002	$2,000	North Carolina Medical Care	1.30%	6/01/2030
8/13/2002	6,800	Puerto Rico Commonwealth	1.00	12/01/2015
8/16/2002	2,000	North Carolina Medical Care	1.28	6/01/2030
9/25/2002	15,200	North Carolina Medical Care	1.65	6/01/2030